Exhibit 99.1

FOR IMMEDIATE RELEASE:
April 5, 2010

FOR MORE INFORMATION, CONTACT:
Patricia Gallagher, Senior Vice President
Director of Strategic Planning and Marketing
Eastern Virginia Bankshares
(804) 443-8449
patricia.gallagher@bankevb.com

Eastern Virginia Bankshares Announces
New Chief Financial Officer

Tappahannock, VA.- Eastern Virginia Bankshares, Inc. (NASDAQ:EVBS) (the “Company”) and its wholly-owned subsidiary, EVB, announced today that Douglas Haskett will join the Company as Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of EVB.  He will succeed Ronald Blevins, who will retire on June 30, 2010.

Mr. Haskett has previously served as Senior Vice President and Chief Financial Officer of Farmers Bank since March 2008 and as Senior Vice President of Alliance Bank and Chief Operating Officer of the Alliance Bank Mortgage Division from August 2004 to March 2008.  While at Alliance Bank, Mr. Haskett was responsible for corporate governance functions related to Sarbanes-Oxley compliance, internal audit and subsidiary reporting.

Mr. Haskett holds a Bachelor of Arts degree in Management from Virginia Wesleyan College in Norfolk and a Master of Science degree in accounting from Old Dominion University in Norfolk.  His professional achievements include Certified Public Accountant and Certified Internal Auditor.

Joe Shearin, President and CEO of the Company and EVB, stated, “We are pleased to have Mr. Haskett join our management team and bring his wealth of expertise to our company.”

Eastern Virginia Bankshares, Inc., based in Tappahannock, is the parent company of EVB.  It has $1.1 billion in assets and operates 25 branches in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. Subsidiaries of EVB include EVB Investments, EVB Mortgage, EVB Insurance, and EVB Title.  The Company’s stock trades on the NASDAQ Global Market under the symbol EVBS.